EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 13, 2024 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, in the Form S-4 Registration Statement pertaining to issuance of additional shares contemplated by the Agreement and Plan of Merger dated July 25, 2024.

s/Plante & Moran, PLLC

Grand Rapids, Michigan

February 21, 2025